EXHIBIT 5.1

DAVIS, MALM & D’AGOSTINE, P.C.

ONE BOSTON PLACE

BOSTON, MA 02108

TEL. 617-367-2500

April 3, 2013

Clean Harbors, Inc. and the

Guarantors listed on Exhibit A

42 Longwater Drive

Norwell, MA 02161-9149

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

You are seeking to register under the Securities Act of 1933, as amended, $600,000,000 principal amount of 5.125% Senior Notes due 2021 (the “New Notes”) of Clean Harbors, Inc., a Massachusetts corporation (the “Company”), and the related Guarantees of the Company’s subsidiaries (the “Guarantors”) which are listed as Guarantor Registrants in the Registration Statement on Form S-4 which you are filing with the Securities and Exchange Commission (the “Commission”). Such Registration Statement, as it may hereafter be further amended, is referred to hereafter as the “Registration Statement,” and the form of prospectus included in, or filed under, the Registration Statement is referred to hereafter as the “Prospectus.” The New Notes and the Guarantees (collectively, the “New Securities”) will be issued under the Indenture dated as of December 7, 2012 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as Trustee. As described in the Prospectus, you propose to offer the New Securities to the holders of the Company’s $600,000,000 principal amount of outstanding unregistered 5.125% Senior Notes due 2021 which you issued and sold on December 7, 2012 (the “Old Notes”) in exchange for the Old Notes and the related guarantees of the Guarantors (collectively, the “Old Securities”). You have requested that we furnish to you an opinion as to the legality and enforceability of the New Securities, which opinion will be filed as an Exhibit to the Registration Statement.

We have examined the Old Securities, the proposed form of the New Securities, the Indenture, the organization documents of the Company and the Guarantors, as amended, copies of votes of the Boards of Directors (or equivalent managers) of the Company and the Guarantors, the Registration Statement and the Exhibits thereto, and such other documents as we deemed pertinent. We have also made such examination of law as we have felt necessary in order to render this opinion.

As to certain factual matters relevant to this opinion, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and the Guarantors and certificates of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigation with regard to matters of fact, and we do not express any opinion as to matters of fact that might have been disclosed by independent verification. In rendering our opinion set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as conformed, facsimile, photostatic or electronic copies, (v) that the form of the New Securities will conform to that included in the Indenture, and (vi) the due authorization, execution and delivery of the Indenture by the Trustee and of the exchange documentation described in the Prospectus by the holders of the Old Securities.

Based upon and subject to the foregoing, we are of the opinion that, upon (i) the issuance of an appropriate order by the Commission allowing the Registration Statement to become effective and (ii) due execution of the New Securities by the Company and the Guarantors, due authentication thereof by the Trustee in accordance with the

Indenture, and issuance and delivery thereof in exchange for the Old Securities as contemplated by the Registration Statement, the New Securities will be validly issued and will constitute legally binding obligations of the Company and the Guarantors entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms subject to (a) applicable bankruptcy, insolvency, liquidation, reorganization, moratorium, usury, fraudulent conveyance and other laws relating to or affecting the rights and remedies of creditors generally, (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and (c) concepts of good faith and fair dealing, materiality and reasonableness. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to herein, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court.

We are providing this opinion to you for your use in connection with the Registration Statement and the transactions contemplated by the Registration Statement. The only opinion rendered by us consists of those matters set forth in the preceding paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated.

We hereby consent that this opinion may be filed as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.

Very truly yours,

DAVIS, MALM & D’AGOSTINE, P.C.

By:	/s/ C. Michael Malm
C. Michael Malm,
Managing Director

Exhibit A

Altair Disposal Services, LLC

ARC Advanced Reactors and Columns, LLC

Baton Rouge Disposal, LLC

Bridgeport Disposal, LLC

CH International Holdings, LLC

Clean Harbors Andover, LLC

Clean Harbors Antioch, LLC

Clean Harbors Aragonite, LLC

Clean Harbors Arizona, LLC

Clean Harbors Baton Rouge, LLC

Clean Harbors BDT, LLC

Clean Harbors Buttonwillow, LLC

Clean Harbors Catalyst Technologies, LLC

Clean Harbors Chattanooga, LLC

Clean Harbors Clive, LLC

Clean Harbors Coffeyville, LLC

Clean Harbors Colfax, LLC

Clean Harbors Deer Park, LLC

Clean Harbors Deer Trail, LLC

Clean Harbors Development, LLC

Clean Harbors Disposal Services, Inc.

Clean Harbors El Dorado, LLC

Clean Harbors Environmental Services, Inc.

Clean Harbors Exploration Services, Inc.

Clean Harbors Florida, LLC

Clean Harbors Grassy Mountain, LLC

Clean Harbors Industrial Services, Inc.

Clean Harbors Kansas, LLC

Clean Harbors Kingston Facility Corporation

Clean Harbors LaPorte, LLC

Clean Harbors Laurel, LLC

Clean Harbors Lone Mountain, LLC

Clean Harbors Lone Star Corp.

Clean Harbors Los Angeles, LLC

Clean Harbors (Mexico), Inc.

Clean Harbors of Baltimore, Inc.

Clean Harbors of Braintree, Inc.

Clean Harbors of Connecticut, Inc.

Clean Harbors Pecatonica, LLC

Clean Harbors PPM, LLC

Clean Harbors Recycling Services of Chicago, LLC

Clean Harbors Recycling Services of Ohio, LLC

Clean Harbors Reidsville, LLC

Clean Harbors San Jose, LLC

Clean Harbors Services, Inc.

Clean Harbors Tennessee, LLC

Clean Harbors Westmorland, LLC

Clean Harbors White Castle, LLC

Clean Harbors Wilmington, LLC

Crowley Disposal, LLC

Disposal Properties, LLC

DuraTherm, Inc.

GSX Disposal, LLC

Hilliard Disposal, LLC

Murphy’s Waste Oil Service, Inc.

Peak Energy Services USA, Inc.

Plaquemine Remediation Services, LLC

Roebuck Disposal, LLC

Safety-Kleen Environmental Systems Company

Safety-Kleen Envirosystems Company of Puerto Rico, Inc.

Safety-Kleen, Inc.

Safety-Kleen International, Inc.

Safety-Kleen Systems, Inc.

Sanitherm USA, Inc.

Sawyer Disposal Services, LLC

Service Chemical, LLC

SK Holding Company, Inc.

Spring Grove Resource Recovery, Inc.

The Solvents Recovery Service of New Jersey, Inc.

Tulsa Disposal, LLC